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EXHIBIT 21.1
NORDSTROM, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT



Name of Subsidiary                          State of Incorporation
------------------                          ----------------------
Nordstrom Credit, Inc.                      Colorado

Nordstrom National Credit Bank              Colorado